UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported)  October 15, 2009

InfoLogix, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	333-125575	20-1983837
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

101 E. County Line Road, Hatboro, Pennsylvania	19040
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (215) 604-0691

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                             Entry into a Material Definitive Agreement.

Effective as of October 15, 2009, InfoLogix, Inc. and its subsidiaries (the “Company”) and Hercules Technology Growth Capital, Inc. (the “Lender”) entered into a fifth amendment to the Forbearance Agreement dated July 31, 2009, as amended August 14, 2009, August 20, 2009, September 23, 2009 and September 30, 2009 (the “Forbearance Agreement”), under which the Lender has agreed to forbear from exercising its rights and remedies with respect to certain events of default under the Loan and Security Agreement between the Company and the Lender dated May 1, 2008, as amended (the “Loan Agreement”).

The Lender agreed under the fifth amendment to reduce the amount of unrestricted cash that the Company is required to maintain from $1,500,000 to $750,000. Pursuant to the Loan Agreement, the Company was required to maintain unrestricted cash of not less than $1,500,000.  During the period from July 31, 2009 through October 9, 2009, the Company did not maintain the required amount of unrestricted cash, and as a result, an event of default occurred under the Loan Agreement.  Under the fifth amendment to the Forbearance Agreement, the Lender also agreed to forbear from exercising its rights and remedies under the Loan Agreement as a result of this event of default for the period and subject to the terms and conditions specified in the Forbearance Agreement.

The fifth amendment to the Forbearance Agreement extends the forbearance period until the earlier of (i) November 12, 2009 and (ii) the occurrence of a termination event under the Forbearance Agreement, which includes, among other things, the occurrence of another event of default under the Loan Agreement, subject to specified exceptions.

The Company and the Lender continue in active discussions about the restructuring of the Company’s debt obligations under the Loan Agreement.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INFOLOGIX, INC.

Date: October 19, 2009	By:	/s/ John A. Roberts
John A. Roberts
Chief Financial Officer